Exhibit 99.1

Corporate Contacts

Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.358.3437
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS AND PROVIDES COMMERCIAL AND

PIPELINE UPDATES FOR THE THIRD QUARTER OF 2009

Full Year Revenues, EPS and Year End Cash Guidance Increased

Foster City, Calif. – November 9, 2009 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the third quarter of 2009. Revenues for the quarter grew 20% to $17.2 million compared with the same period last year. SciClone reported net income of $2.1 million or $0.04 per share on a basic and diluted basis, compared with a net income of $0.8 million, or $0.02 per share for the same period last year.

“We are proud of our commercial and financial results this quarter which allowed us to build on our strong cash position and moved SciClone closer to achieving full year profitability. These positive results also underscore our continued growth, as we build our China business and advance our proprietary pipeline of product candidates, targeted for China and the rest of the world, including the United States,” said Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “In the third quarter we advanced our clinical studies of SCV-07 into a phase 2 trial in hepatitis C, the second indication for this compound, which is also in phase 2 testing as a treatment for severe oral mucositis with enrollment expected to be completed shortly and we look forward to initiation of a clinical study of thymalfasin (ZADAXIN®) as an enhancer of H1N1 flu vaccines in the fourth quarter.”

Financial Results

During the third quarter of 2009, revenues increased by 20% to $17.2 million, compared with revenues of $14.3 million for the same period last year. The increase in product revenues for the third quarter of 2009 was primarily attributable to an increase in the quantity of ZADAXIN sold to China.

Research and development expenses for the third quarter of 2009 totaled $4.3 million, compared with $4.7 million for the same period last year. The decrease was primarily related to lower clinical trial-related expenses as well as lower consulting and employee-related costs during the third quarter and was partially offset by expenses related to the ongoing studies to determine the potential of ZADAXIN to enhance the immune response to pandemic flu H1N1 vaccines.

Sales and marketing expenses for the third quarter of 2009 were $4.7 million, compared with $4.2 million for the same period last year. The increase in sales and marketing expenses in the third quarter of 2009 was primarily due to increased marketing activities, including conferences and employee-related costs associated with the expanding sales efforts for SciClone’s lead product ZADAXIN in China.

General and administrative expenses for the third quarter of 2009 were $2.9 million, compared with $2.4 million for the same period last year. The increase in expenses was primarily due to higher employee-related costs and legal expenses.

Net income for the third quarter of 2009 totaled $2.1 million, or $0.04 per share on a basic and diluted basis, compared with a net income of $0.8 million, or $0.02 per share on a basic and diluted basis for the same period last year. For the nine months ended September 30, 2009, net income was $9.5 million, or $0.20 per basic and diluted earnings per share, compared with a net loss of $5.2 million or $0.11 per share on a basic and diluted basis for the same period last year.

The third quarter 2009 expenses included $0.4 million of non-cash stock-based compensation charges, which were comparable to $0.4 million for the same period last year. Excluding non-cash stock-based compensation charges, on a pro-forma basis, net income was $2.5 million or $0.05 per share on a basic and diluted basis for the quarter, compared with a net income of $1.2 million or $0.03 per share for the same period last year. The year-to-date 2009 expenses include $1.3 million of non-cash stock-based compensation charges, which were comparable to $1.4 million for the same period last year. Excluding non-cash stock-based compensation charges, on a pro-forma basis, net income was $10.8 million, or $0.23 per share on a basic and diluted basis, compared with a net loss of $3.8 million or $0.08 per share for the same period last year.

Cash, cash equivalents and short-term investments totaled $34.6 million at September 30, 2009, compared with $27.8 million at December 31, 2008. The increase in cash for the nine months ended September 30, 2009 is primarily related to working capital changes associated with SciClone’s growing international business and proceeds from the issuance of common stock under its employee stock option plans.

Financial Outlook for 2009

SciClone is updating its full year revenue, EPS and year end cash guidance for 2009, and now expects:

•	Revenues for the full year 2009 between $70 and $72 million, an increase of approximately 29% to 33% over 2008.

•	Earnings per share for the full year 2009 between $0.18 and $0.22.

•	Cash, cash equivalents, and short-term investments at December 31, 2009 between $25 and $27 million.

Third Quarter and Recent Pipeline Updates

SciClone expects to complete enrollment shortly in its phase 2 multicenter, randomized, double-blind, placebo-controlled, dose ranging trial of SCV-07 for the treatment of severe oral mucositis. This study is designed to assess the safety and efficacy of SCV-07 for the delay to onset and severity of severe oral mucositis in patients receiving standard chemoradiation therapy for the treatment of cancers of the head and neck. SciClone expects to report top line results in the first half of 2010.

In October 2009, SciClone announced the initiation of its 40-patient Phase 2 clinical trial of SCV-07 for the treatment of hepatitis C (HCV). This multicenter, multidose, open-label study is designed to evaluate the safety and immunomodulatory effects of SCV-07 as a therapy in combination with ribavirin in non-cirrhotic patients with genotype 1 chronic HCV who have relapsed after at least 44 weeks of treatment with pegylated interferon and ribavirin. SciClone expects to complete enrollment in this trial in the first half of 2010 and report results in the second half of 2010.

Together with partner Sigma-Tau, SciClone continues to conduct studies to confirm ZADAXIN’s potential to enhance the immune response to pandemic flu H1N1 vaccines. Preclinical studies in Italy have demonstrated the feasibility of one or two injections of ZADAXIN as a regimen. The Company expects to initiate clinical studies in Italy in the fourth quarter with the aim to reach topline results by year end or January next year.

Also in October, the Company announced the discontinuation of its Phase 2 clinical trial evaluating RP101—a nucleoside analog also known as BVdU—for the treatment of late-stage pancreatic cancer following the recommendation of the Data Safety Monitoring Committee. Further details will be reported after data from the trial have been unblinded and reviewed by SciClone.

Third Quarter 2009 Results Conference Call Information

SciClone will hold a conference call today, November 9, at 8:30 am EST to discuss the third quarter 2009 financial results and to provide a business and product update for 2009. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Gary Titus, Senior Vice President and CFO.

LIVE CALL:	800.322.5044 (U.S./Canada)
617.614.4927 (International)
Passcode: 45313035

REPLAY:	888-286-8010 (U.S./Canada)
617-801-6888 (International)
Passcode: 39225357
(Replay available from Monday, November 9, 2009 at 8:00 p.m. EST until 11:59 p.m. EST on Monday, November 16, 2009)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is only accurate at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

Non-GAAP Financial Measures

SciClone provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income. In preparing our non-GAAP information, we have excluded, where applicable, the impact of share-based compensation (a non-cash charge). Because of the non-cash nature of these charges, we believe that excluding them provides both management and investors with additional insight into our current operations, the trends affecting SciClone and SciClone’s marketplace performance. In particular, management finds it useful to exclude these charges in order to more readily correlate SciClone’s operating activities with SciClone’s ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided a non-GAAP reconciliation of the Consolidated Statement of Operations for the periods presented in this release, which are adjusted to exclude share-based compensation expense for these periods. These measures should only be used to evaluate SciClone’s results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of SciClone’s ongoing performance as a business. SciClone uses both GAAP and non-GAAP measures to evaluate and manage its operations.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profitable, global specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. SciClone is focused on continuing international sales growth, a cost-containing clinical development strategy, and overall expense management. ZADAXIN (thymalfasin or thymosin alpha 1) is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. SciClone’s pipeline of drug candidates includes thymalfasin, in preclinical studies as an enhancer of H1N1 flu vaccines; thymalfasin for stage IV melanoma, for which SciClone has reached agreement with the FDA on the design of a phase 3 trial; SCV-07 in a phase 2 trial for the delay of onset of severe oral mucositis in patients receiving chemoradiation therapy for the treatment of cancers of the head and neck; and SCV-07 in a phase 2 trial for the treatment of HCV. SciClone has exclusive commercialization and distribution rights to DC BeadTM in China, where the product is under regulatory review. The Company also has exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilmTM in China and Vietnam, for which it is seeking regulatory approval. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected growth, development and regulatory objectives and timing expectations. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include our ability to achieve our product revenue and/or profitability goals which may be affected by economic conditions, regulatory developments, including particularly our ability to meet our expected timelines for approval of our products, other regulatory restrictions, developments with respect to our clinical programs and our regulatory objectives, the performance of our partners, vendors and other third parties with which we do business, our future cash requirements, and other matters. Please also refer to other risks and uncertainties described in SciClone’s filings with the Securities and Exchange Commission. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Product sales	$17,240,000	$14,328,000	$54,280,000	$38,796,000
Cost of product sales	2,977,000	2,286,000	8,810,000	6,764,000

Gross margin	14,263,000	12,042,000	45,470,000	32,032,000

Operating expenses:
Research and development	4,284,000	4,637,000	12,918,000	16,525,000
Related party research and development	15,000	69,000	58,000	265,000
Sales and marketing	4,746,000	4,188,000	13,898,000	12,328,000
General and administrative	2,939,000	2,405,000	8,598,000	8,286,000

Total operating expenses	11,984,000	11,299,000	35,472,000	37,404,000

Income (loss) from operations	2,279,000	743,000	9,998,000	(5,372,000)

Interest and investment income	23,000	116,000	128,000	501,000
Interest and investment expense	(49,000)	—	(149,000)	—
Other (expense) income, net	(27,000)	(47,000)	(4,000)	7,000

Income (loss) before provision for income tax	2,226,000	812,000	9,973,000	(4,864,000)
Provision for income tax	162,000	39,000	474,000	341,000

Net income (loss)	$2,064,000	$773,000	$9,499,000	$(5,205,000)

Basic net income (loss) per share	$0.04	$0.02	$0.20	$(0.11)
Diluted net income (loss) per share	$0.04	$0.02	$0.20	$(0.11)

Weighted average shares used in computing
Basic net income (loss) per share	46,615,473	46,219,562	46,360,053	46,209,759
Diluted net income (loss) per share	49,251,161	46,232,361	46,991,626	46,209,759

SELECTED BALANCE SHEET DATA

	September 30, 2009	December 31, 2008
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$32,916,000	$27,673,000
Short-term investments	1,718,000	169,000
Accounts receviable	17,256,000	11,927,000
Inventories	8,539,000	6,056,000
Long-term investments	424,000	1,873,000
Total assets	64,627,000	51,905,000
Total current liabilities	9,295,000	10,223,000
Total Shareholders’ equity	54,365,000	40,903,000

CONSOLIDATED STATEMENTS OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income (loss) - GAAP basis	$2,064,000	$773,000	$9,499,000	$(5,205,000)
Non-GAAP adjustments:
Stock-based compensation expense	429,000	422,000	1,306,000	1,414,000

Total non-GAAP adjustments	429,000	422,000	1,306,000	1,414,000

Net income (loss) - non-GAAP basis	$2,493,000	$1,195,000	$10,805,000	$(3,791,000)

Basic net income (loss) per share
Non-GAAP basis	$0.05	$0.03	$0.23	$(0.08)
Diluted net income (loss) per share
Non-GAAP basis	$0.05	$0.03	$0.23	$(0.08)

Non-GAAP adjustments:
Sales and marketing	$155,000	$157,000	$419,000	$483,000
Research and development	83,000	67,000	207,000	180,000
General and administrative	191,000	198,000	680,000	751,000

Total non-GAAP adjustments	$429,000	$422,000	$1,306,000	$1,414,000